UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) February 19, 2008
NOVAVAX, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-26770 (Commission File Number)	22-2816046 (I.R.S. Employer Identification No.)

9920 Belward Campus Drive
Rockville, Maryland		20850
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (240) 268-2000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Agreements with Graceway
On February 19, 2008, Novavax, Inc. (“Novavax”) entered into and consummated the closing under an asset purchase agreement (the “Asset Purchase Agreement”) with Graceway Pharmaceuticals, LLC (“Graceway”), pursuant to which Novavax sold to Graceway Novavax’s assets related to Estrasorb® in the United States, Canada and Mexico (the “Territory”). The assets sold include certain patents related to the micellar nanoparticle technology (the “MNP Technology”), trademarks, know-how, manufacturing equipment, customer and supplier relations, goodwill and other assets related to Estrasorb® in the Territory. Novavax retained the rights to commercialize Estrasorb® outside of the Territory.
In a separate but related transaction, Graceway also purchased from Allergan USA, Inc. (“Allergan”), successor-in-interest to Esprit Pharma, Inc., all of Allergan’s tangible and intangible assets related to Estrasorb®. As described under Item 1.02, simultaneously with the closing of the transaction between Novavax and Graceway, Allergan has terminated all of its previously licensed rights to commercialize Estrasorb®.
Novavax agreed with Graceway that, for a certain period commencing on the closing date (the “Noncompetition Period”), Novavax and is affiliates will not develop, manufacture or sell certain competing products in the Territory. In addition, during the Noncompetition Period, if Novavax licenses, sublicenses or otherwise transfers any rights related to the MNP Technology or Estrasorb® to a person outside of the Territory, Novavax must require such person to agree not to sell or distribute certain competing products using the MNP Technology in the Territory or sell, market or distribute such competing products to a person that intends to sell, market or distribute such competing products in the Territory.
On February 19, 2008, Novavax and Graceway also entered into a supply agreement (the “Supply Agreement”), pursuant to which Novavax has agreed to manufacture exclusively for Graceway an agreed upon number of lots of Estrasorb® with final delivery expected by mid 2008. Graceway will pay a preset transfer price per unit of Estrasorb for the supply of this product. Once Novavax has delivered the required quantity of Estrasorb, Novavax must clean the manufacturing equipment and prepare the equipment for transport. Graceway will remove the equipment from the manufacturing facility and Novavax will then exit the facility.
On February 19, 2008, Novavax and Graceway also entered into a license agreement (the “License Agreement”) pursuant to which Graceway granted Novavax an exclusive, non-transferable (except for certain allowed assignments and sublicenses), royalty-free, limited license to the patents and know-how that Novavax sold to Graceway pursuant to the Asset Purchase Agreement. The license granted pursuant to the License Agreement allows Novavax to make, use and sell licensed products and services in certain, limited fields.
The foregoing descriptions of the Asset Purchase Agreement, Supply Agreement and License Agreement are qualified in their entirety by reference to the agreements which are attached to this Current Report on Form 8-K as Exhibits 10.1, 10.2 and 10.3, respectively, and incorporated herein by reference.
Amendment to Agreement with Catalent
Effective February 19, 2008, Novavax and Catalent Pharma Solutions, Inc. (“Catalent”), the successor-in-interest to Packaging Coordinators, Inc., entered into a letter agreement (the “Letter Agreement”). The Letter Agreement amended the Facility Reservation Agreement, dated February 8, 2002, pursuant to which Novavax leases the Estrasorb manufacturing facility from Catalent. The amendment extends the term of the agreement to mid 2008 and provides for a base monthly fee. The Letter Agreement also provides that Catalent will fill and package Estrasorb bulk in sufficient amounts to allow Novavax meet its requirements under the Supply Agreement.
The foregoing description of the Letter Agreement is qualified in its entirety by reference to the Letter Agreement which is attached to this Current Report on Form 8-K as Exhibit 10.4 and is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.
On February 19, 2008, Novavax and Allergan entered into an agreement to terminate the License Agreement dated as of October 18, 2005, pursuant to which Novavax licensed to Allergan certain North American rights with respect to Estrasorb. All rights and obligations of the parties terminated on February 19, 2008, except for obligations related to confidentiality.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits
Exhibits
Confidential treatment has been requested for portions of exhibits marked with a double asterisk (**).
10.1**	Asset Purchase Agreement by and between Novavax, Inc. and Graceway Pharmaceuticals, LLC, dated February 19, 2008

10.2**	Supply Agreement by and between Novavax, Inc. and Graceway Pharmaceuticals, LLC, dated February 19, 2008

10.3**	License Agreement by and between Novavax, Inc. and Graceway Pharmaceuticals, LLC, dated February 19, 2008

10.4**	Letter Agreement by and between Novavax, Inc. and Catalent Pharma Solutions, Inc., dated February 12, 2008 and effective February 19, 2008

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Novavax, Inc. (Registrant)
February __, 2008	By:	/s/ Len Stigliano
	Name:	Len Stigliano
	Title:	Chief Financial Officer, Vice President and Treasurer

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